Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	July 22, 2003
CONTACT:	Mark Volponi, VP/CFO
724-794-2210 ext. 322

SLIPPERY ROCK FINANCIAL CORPORATION

ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS

Slippery Rock, Pa.- Slippery Rock Financial Corporation, parent firm of The First National Bank of Slippery Rock, recently reported second quarter 2003 financial results. Total assets for the period ended June 30, 2003, were $343.2 million, an increase of $5.6 million from December 31, 2002. Total deposits were $274.0 million, an increase of $2.7 million for the period.

Consolidated net income for the six-month period ended June 30, 2003 was $1,943,000 or $0.70 per share as compared to $1,382,000 or $0.50 per share for the same six-month period in 2002.

Slippery Rock Financial Corporation is the parent company of The First National Bank of Slippery Rock. The bank offers a complete array of financial services including investment and trust services. It operates 9 branches throughout Butler, Lawrence and Mercer Counties in Pennsylvania. The stock trades in the local over-the-counter market and is quoted on the OTC Bulletin Board system under the symbol SRCK.